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ITEM 77I/77Q1(D) - TERMS OF NEW OR AMENDED SECURITIES:

COLUMBIA FUNDS SERIES TRUST I

On December 23, 2013, Form Type 485(b), Accession No. 0001193125-13-482822, an
amendment to the registration statement of Columbia Funds Series Trust I, was filed with the SEC. This amendment registered new Class R5 shares of Columbia Global Dividend Opportunity Fund, effective December 31, 2013, and describes the characteristics of the new class of shares.